Exhibit 19.2
AMENDMENT NO. 1

TO THE

XOS, INC.
AMENDED AND RESTATED
INSIDER TRADING POLICY

Adopted by the Board of Directors and Effective Date: September 4, 2025

Pursuant to action of the Board of Directors of Xos, Inc. (the “Company”), the Company hereby amends the Xos, Inc. Amended and Restated Insider Trading Policy (the “Policy”) in the particulars set forth below (this “Amendment”). This Amendment is effective as of the date written above. Capitalized terms used in this Amendment, but not defined herein, shall have the respective meanings ascribed to such terms in the Policy.

1.The second Q&A in the Section of the Policy titled “Blackout Periods” is hereby amended and restated in its entirety to read as follows:

Q: What are the Company’s quarterly trading blackout periods?

A: Each “quarterly trading blackout period” will generally begin at the end of the last day of each fiscal quarter (or, if that day is not a trading day, then the end of the preceding trading day) and end after two full trading days have elapsed since the public dissemination of the Company’s financial results for that quarter.

2.The first Q&A in the Section of the Policy titled “Pre-Clearance of Transactions in Common Stock” is hereby amended and restated in its entirety to read as follows:

Q: Who is required to pre-clear and provide advance notice of transactions?

A: In addition to the requirements above, officers, directors and other applicable members of management who have been notified that they are subject to pre-clearance requirements face a further restriction: Even during an open trading window, they may not engage in any transaction in the Company’s securities without first obtaining pre-clearance of the transaction from the General Counsel or his or her designee in advance of the proposed transaction. If the Compliance Coordinator (as identified in the Company’s Section 16 Compliance Program) is other than the General Counsel, then the General Counsel or his or her designee will promptly inform the Compliance Coordinator of any pre-clearance approvals to assist in the coordination of compliance with any applicable reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions must be completed prior to the deadline established by the Compliance Coordinator in his or her pre-clearance approval (or, if no deadline is given, then prior to the commencement of the Company’s next quarterly blackout period) or such transactions will require new pre-clearance. The Company may choose to shorten this period without notice. Similarly, any employee, director or consultant who wishes to pledge Company shares or enter into any margin account arrangement shall require pre-clearance of the transaction from the Company’s General Counsel or his or her designee at least two business days in advance of the proposed transaction.

3.Except as modified by this Amendment, the Policy remains in full force and effect.